FOR IMMEDIATE RELEASE

               CARL ICAHN COMMENDS TEMPLE-INLAND'S MANAGEMENT AND
           BOARD OF DIRECTORS FOR DELIVERING VALUE TO ALL SHAREHOLDERS

     NEW YORK, NY, FEBRUARY 26, 2007 - Carl Icahn today stated: "As one of the largest shareholders of Temple-Inland, we are extremely pleased with today's announcement by Temple-Inland to separate into three focused, stand-alone public companies (manufacturing operations, financial services and real estate) and sell its strategic timberland. Temple-Inland's management and board of directors should be commended for listening to the concerns that we and other shareholders have expressed and for announcing plans to take the actions we suggested. We look forward to continuing our dialogue with management and to working to assist, as appropriate, in the separation of Temple-Inland's component businesses. This is a great example of the "win-win" outcomes that can be achieved when managements work together with shareholders to create value for all. In light of the foregoing, in a letter sent today to Kenneth Jastrow, II, Chairman and CEO of Temple-Inland, we notified him that we no longer intend to appear at the 2007 annual meeting of Temple-Inland's stockholders to nominate persons for election to the board."

By encouraging undervalued companies to take actions to maximize shareholder value, we believe our actions have led to improved shareholder performance at numerous companies.

Contact: Susan Gordon
         Icahn Associates Corp.
         (212) 702-4309

                                ICAHN PARTNERS LP
                          ICAHN PARTNERS MASTER FUND LP
                         HIGH RIVER LIMITED PARTNERSHIP
                           c/o Icahn Associates Corp.
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153


                                                              February 26, 2007


FEDERAL EXPRESS AND FACSIMILE
-----------------------------
Kenneth M. Jastrow, II
Chairman and CEO
Temple-Inland Inc.
1300 MoPac Expressway South
Austin, Texas 78746

                  Re:  Transformation Plan
                       -------------------

Dear Ken:

     We are writing to congratulate you and the rest of Temple-Inland's management and board of directors for announcing steps to enhance value for all shareholders.

     As one of the largest shareholders of Temple-Inland, we are extremely pleased with today's announcement by Temple-Inland to separate into three focused, stand-alone public companies (manufacturing operations, financial services and real estate) and sell its strategic timberland. Temple-Inland's management and board of directors should be commended for listening to the concerns that we and other shareholders have expressed and for announcing plans to take the actions we suggested. We look forward to continuing our dialogue with management and to working to assist, as appropriate, in the separation of Temple-Inland's component businesses. This is a great example of the "win-win" outcomes that can be achieved when managements work together with shareholders to create value for all.

     Finally, we no longer intend to appear at the 2007 annual meeting of Temple-Inland's stockholders to nominate persons for election to the board.

                                       Very truly yours,

                                       ICAHN PARTNERS LP

                                       ICAHN PARTNERS MASTER FUND LP

                                       HIGH RIVER LIMITED PARTNERSHIP,
                                       By: Hopper Investments LLC, its general
                                           partner,
                                         By: Barberry Corp., its general partner


                                           By:  _______________________
                                                Name: Edward E. Mattner
                                                Its:  Authorized Signatory